UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2010

ENERGY CONVERSION DEVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8403	38-1749884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2956 Waterview Drive, Rochester Hills, MI	48309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 293-0440

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On September 29, 2010, United Solar Ovonic Corporation and United Solar Ovonic LLC (together “United Solar”), both wholly owned subsidiaries of Energy Conversion Devices, Inc., (the “Company”) terminated the $55 million secured revolving credit facility entered into in February 2008 with JP Morgan Chase Bank, N.A. The security provided under the secured revolving credit facility has been released. The secured revolving credit facility was replaced with a Letter of Credit Facility, also with JP Morgan Chase Bank, N.A. Under the Letter of Credit Facility, United Solar may issue up to $25 million in letters of credit, which will be secured by cash equal to 102% of the letters of credit exposure.  The Letter of Credit Facility matures on February 4, 2013. Letters of credit totaling approximately $8.6 million as of September 30, 2010 were transferred from the cancelled secured revolving credit facility to the new Letter of Credit Facility.

Additionally, in September, the Company entered into exchange agreements with certain holders of the Company’s 3.00% Convertible Senior Notes due 2013 (the “Notes”) whereby the Company exchanged an aggregate of principal amount of approximately $9.1 million for approximately 1.3 million shares of the Company’s common stock.

With the initiation of the Letter of Credit Facility and the exchange of the Notes, the Company and United Solar will significantly reduce financing costs and cash required to support financing activities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY CONVERSION DEVICES, INC.

By: /s/ Jay B. Knoll
Jay B. Knoll
Executive Vice President

Date: October 5, 2010

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